Exhibit 99.1

STEADYMED PROVIDES CORPORATE UPDATE AND REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS

SAN RAMON, Calif., August 15, 2016 (GLOBE NEWSWIRE) — SteadyMed Ltd. (Nasdaq: STDY), a specialty pharmaceutical company focused on the development of drug product candidates to treat orphan and high-value diseases with unmet parenteral delivery needs, today provided a corporate update and announced its financial results for the second quarter ended June 30, 2016.

First Half 2016 Corporate Update:

•                  Closed a private placement for up to $32 million of ordinary shares with warrants, with $21.3 million received at an initial closing and $10.7 million, without warrants, committed upon achievement of certain milestones by September 30, 2017. The financing was led by new investor Orbimed, with participation from existing investors, including Federated Investors, Inc. and Deerfield Management. SteadyMed expects this financing will allow it to further develop Trevyent®, its lead drug product candidate for the treatment of Pulmonary Arterial Hypertension (PAH), through submission of a New Drug Application (NDA) in Q1 2017, scale up of commercial manufacturing and preparation for a late 2017 commercial launch, if the NDA is approved by the U.S. Food and Drug Administration (FDA).

•                  Held a pre-NDA meeting in June with FDA, confirming the requirements for submission of the NDA for Trevyent, which is targeted for Q1 2017.

•                  Initiated the final production activities of Trevyent Registration Stability Lots (RSL’s) with completion expected in Q3 2016, which the Company believes keeps the submission of the NDA for Trevyent on track for Q1 2017 and the anticipated launch date in the U.S. of late 2017. These RSL’s are representative of the commercial product and are being built using the final commercial manufacturing processes and equipment.

•                  Announced that the Patent Trial and Appeal Board (PTAB) of the United States Patent and Trademark Office (USPTO) instituted the Inter Partes Review (IPR) proceeding, filed by SteadyMed, against U.S. Patent No. 8,497,393 (the ‘393 patent) owned by United Therapeutics (Nasdaq: UTHR). The patent relates to a process to further purify prostacyclin derivatives, such as treprostinil, the active pharmaceutical ingredient used in United Therapeutics’ Remodulin® and SteadyMed’s lead drug candidate, Trevyent. The Institution Decision can be found on the web site, https://ptabtrials.uspto.gov, of PTAB under the case number IPR2016-00006, Document No. 17. This Institution Decision states that PTAB has “reviewed SteadyMed’s evidence, arguments, and claim charts” and concluded that “for the foregoing reasons we determine that the information presented in the Petition establishes that there is a reasonable likelihood that SteadyMed would prevail in challenging claims 1-22 of the ‘393 patent”. Claims 1-22 constitute all the claims of the ‘393 patent.

•                  Announced the grant of Orphan Drug Designation for Trevyent by the U.S. Food and Drug Administration (FDA). The granting of Orphan Drug Designation demonstrates that Trevyent has the potential for clinical superiority over existing treprostinil PAH treatments such as Remodulin, the market leading parenteral prostacyclin sold by United Therapeutics. As a result, Trevyent, if approved, could receive a seven-year U.S. marketing exclusivity, potentially blocking other treprostinil based products from coming to market.

•                  Announced that the European Medicines Agency (EMA) approved the request to review Trevyent under the Centralized Authorization Procedure drug review process. This procedure provides a single marketing authorization that is valid in all 28 European Union (EU) countries as well as 3 European Economic Area (EEA) countries. SteadyMed’s partner in Europe, Cardiome Pharma, was granted the centralized pathway on the basis that Trevyent represents a significant technical innovation for the potential treatment of PAH compared to therapies that are currently available.

•                  Engaged inVentiv Health, a global life sciences commercial professional services company, to finalize the commercial strategy for Trevyent. The Company recently completed additional market research studies with healthcare providers, PAH patients and payors, providing further confirmation of the critical needs around parenteral administration of treprostinil for PAH with very favorable responses to Trevyent from study participants. In Q2 the Company began the initial implementation stages necessary to build its’ commercial infrastructure, in anticipation of pre-launch market preparation initiatives for Trevyent throughout 2017.

•                  Launched the PHenomenal campaign to bring a greater awareness of PAH and give those patients who suffer from this disease and their loved ones the opportunity to submit photos and videos of themselves in order to highlight the number of lives this disease impacts and the critical need for an improved treatment. To see the video please visit: https://www.youtube.com/channel/UCJ0bTl6ggHBUtqXzuOEPvRA

“In the second quarter, we remained focused on executing our business strategy, we made substantial progress on the manufacture of Trevyent registration stability lots, that represent final commercial product, and worked to ensure the Company’s long-term success,” said Jonathan Rigby, President and Chief Executive Officer of SteadyMed. “Raising new capital from high quality, institutional life sciences investors, is a strong endorsement of our strategy in the PAH market. We are focused on implementing our commercial manufacturing scale up efforts for Trevyent and are excited to have begun our commercial strategy initiatives to position Trevyent for success as we pave the path towards market launch.”

Second Quarter 2016 Financial Results Compared to Second Quarter 2015 Financial Results

SteadyMed recorded licensing revenues of $0.094 million for the second quarter of 2016, compared to no revenues in the second quarter of 2015, as the license was not in effect in the prior-year period. We have not received regulatory approvals to sell Trevyent or any of our other product candidates.

The Company reported a net loss of $7.2 million in the second quarter of 2016, or $0.53 per share, compared to a net loss $6.9 million, or $ 0.51 per share in the quarter ended June 30, 2015.  The current quarter’s calculation of loss per share is based on 13,585,810 weighted-average shares outstanding, versus 13,541,155 outstanding shares in the prior-year period.

Total operating expenses for the quarter were $7.2 million, compared to $6.8 million for the second quarter of 2015. The increase in total operating expenses was primarily attributable to an increase in our marketing expenses related to the pre-commercialization of Trevyent, an increase in general and administrative (G&A) expenses related to the costs of staffing and operating a public company offset by a decrease in research and development (R&D) expenses.

Marketing expenses for the second quarter of 2016 were $0.6 million, compared to $0.3 million for the second quarter of 2015. The increase was primary due to an increase in consulting fees and other costs related to the pre-commercialization of Trevyent.

G&A expenses were $1.2 million for the second quarter of 2016, compared to $1.1 million for the second quarter of 2015.

R&D expenses for the quarter ended June 30, 2016 were $5.3 million, compared to $5.4 million for the second quarter of 2015.

Cash and cash equivalents were $17.2 million as of June 30, 2016. These cash and cash equivalents and the net proceeds from the subsequent first closing of the private placement are expected by the Company to provide it with at least 12 months of capital.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs. The company’s lead drug product candidate is Trevyent®, a development stage drug product that combines SteadyMed’s PatchPump® technology with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension (PAH). SteadyMed intends to commercialize Trevyent in the U.S. and has signed an exclusive license and supply agreement with Cardiome Pharma Corp. for the commercialization of Trevyent in Europe, Canada and the Middle East. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, the company’s ability to advance its development-stage product candidates, including Trevyent, statements about the potential benefits of our development-stage product candidates and our PatchPump technology, statements about the potential outcome of Inter Partes Review of U.S. Patent No. 8,497,393, statements about our ability to obtain and maintain regulatory approval of our development-stage product candidates, and statements about our anticipated liquidity. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that Trevyent does not demonstrate clinical superiority to existing parenteral treprostinil products, that Trevyent is not approved for commercialization by the FDA and the risk that drug development involves a lengthy and expensive process with uncertain outcome. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed on August 15, 2016. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts:

Marylyn Rigby	The Ruth Group
Senior Director, Investor Relations and Marketing	David Burke
925-272-4999	(646) 536-7009
mrigby@steadymed.com	dburke@theruthgroup.com

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
	Unaudited		Unaudited
Revenues	$94	—	$469	—
Operating expenses:
Research and development	$5,304	$5,429	$10,268	$9,838
Marketing	611	285	823	507
General and administrative	1,246	1,111	2,680	2,016

Total operating expenses	7,161	6,825	13,771	12,361

Total operating loss	7,067	6,825	13,302	12,361

Financial expenses (income), net	(14)	92	(83)	(11)

Loss before taxes on income	7,053	6,917	13,219	12,350

Taxes on income	102	8	211	131

Net loss	$7,155	$6,925	$13,430	$12,481
Net loss per share:
Basic and diluted net loss per Ordinary Share	$0.53	$0.51	$0.99	$1.78
Weighted-average number of Ordinary Shares used to compute basic and diluted net loss per share	13,585,810	13,541,155	13,585,810	7,555,684

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

		December 31,
	June 30, 2016	2015
	Unaudited

Assets:

Cash and cash equivalents	$17,247	$31,851
Other assets	4,097	3,379

Total assets	$21,344	$35,230

Liabilities and shareholders’ equity:

Liabilities	$5,847	$6,683
Shareholders’ equity	15,497	28,547

Total liabilities and shareholders’ equity	$21,344	$35,230